Exhibit 23


                    CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
TV Guide, Inc.:




We consent to incorporation by reference in the registration statement (No. 333-2866) on Form S-8 of United Video Satellite Group, Inc. 401(k) Plan of our report dated May 14, 1999, relating to the statements of net assets available for benefits of United Video Satellite Group, Inc. 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 1998 Annual Report on Form 11-K.







                                  KPMG LLP


Tulsa, Oklahoma
June 29, 1999